UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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[  ]          Soliciting Material Pursuant to Section 240.14a-12

WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 2
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 8, 2014

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Re: WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 2 (the “Partnership”)

Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/NF42.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated April 8, 2014 (the “Solicitation”) has been sent to your client(s) in regard to a proposal which would permit the sale of the Partnership’s interest (the “Klimpel Manor LP Interest”) in Klimpel Manor, Ltd., a California limited partnership (“Klimpel Manor”). Klimpel Manor owns the apartment complex known as Klimpel Manor Apartments (the “Property”).  In the alternative, the Proposal would permit the sale of the Property. The Proposal would permit the sale of a Partnership asset to an affiliate of the Managing General Partner (“MGP”). In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 140% of invested capital.

The MGP is recommending the Proposal because the MGP believes the Partnership has maximized the principal benefits of owning the Klimpel Manor LP Interest, in particular, generating for the Limited Partners low-income housing tax credits. Other reasons for the recommendation include:

•	The Limited Partners approved the Liquidation Plan in May 2012, and the sale of the Klimpel Manor LP Interest or the Property is consistent therewith.
•
A sale of the Klimpel Manor LP Interest or the Property would allow Limited Partners who are individuals to use their unused passive losses to offset the gain from the sale. A LIMITED PARTNER WHO HAS NO UNUSED PASSIVE LOSSES WOULD HAVE TAXABLE GAIN AND NO CASH DISTRIBUTION TO PAY THE RESULTING TAX LIABILITY, UNLESS TERMINATION OF THE PARTNERSHIP OCCURS IN 2014. Limited Partners who are limited to using passive losses only on termination of the Partnership due to their method of accounting for their investment in the Partnership would also have gain exceeding cash, unless the termination of the Partnership occurs in 2014. The MGP is endeavoring to sell the Partnership’s interest in Pioneer and to cause the termination of the Partnership to occur in 2014.

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

•	The termination of the Partnership will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.
•	The Property no longer produces tax credits, which was a principal benefit of investing in the Property.
•	It is now possible to sell the Property or the Klimpel Manor LP Interest without a recapture of prior tax credits.
•	The Klimpel Manor Interest or the Property would be sold for an amount determined by a calculation incorporating a number of factors, including the appraised value of the Property.
•	The Partnership has insufficient cash to pay its obligations, and is dependent on the willingness of WNC to continue funding the payment of expenses..
•	The mortgage loan owed by Klimpel Manor can only be prepaid on payment of a premium.
•
The Partnership was intended only to hold its investments for a single cycle of acquisition, generation of credits and disposition, and the Partnership LPA does not permit the Partnership to raise additional equity capital or to make new capital investments. Accordingly, the Partnership cannot make capital improvements or otherwise invest to continue its ownership of the Local Limited Partnership to generate any additional economic benefit from future tax credits.

•	The Property is more than 15 years old. Maintenance and administrative expenses associated with an aging apartment community may increase.

Please feel free to contact Investor Services by phone or via email at investorservices@wncinc.com with any further questions or concerns.  A hard copy of the Solicitation is available upon request.

Regards,
Investor Services
WNC & Associates, Inc.

CLIENT LIST: «Merged»